Exhibit 10.1

RLI INCENTIVE COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2006

I. ESTABLISHMENT AND PURPOSE

RLI Corp. (the “Company”) hereby establishes the RLI Incentive Compensation Plan (the “Plan”), effective January 1, 2006 (the “Effective Date”), for the benefit of its employees and employees of its Affiliates. The Plan is intended to amend, consolidate and restate prior incentive compensation plans established by the Company, including the Market Value Potential Executive Incentive Plan. The terms of the Plan, as set forth herein, shall apply to Awards granted under the Plan on and after the Effective Date. Awards granted under the Company’s incentive compensation plans in effect prior to the Effective Date shall be governed by the terms of such plans.

The Plan is intended to align incentive compensation with achieving the financial performance factors on which the Company’s market value is driven. The Plan is also designed to promote the accomplishment of management’s primary annual objectives as reflected in the Company’s annual operating plan and in the objectives established by management for employees, and to recognize the achievement of management’s objectives through the payment of incentive compensation.

The Plan provides for incentive payments to employees based upon the achievement of pre-established performance goals. The performance goals may be annual or multi-year goals. Incentive compensation payable under the Plan is intended to be deductible by the Company in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Company may adopt a variety of bonus and incentive programs under the Plan provided such programs are based on the performance goals described herein.

II. DEFINITIONS

For purposes of the Plan, unless the context otherwise requires, the following terms shall have the meanings set forth below.

2.1           “Affiliate” means any corporation that is part of a controlled group within the meaning of Code Section 414(b) or (c).

2.2           “Award” means an award of incentive compensation under the Plan to a Participant in accordance with the terms set forth herein.

2.3           “Board” means the Board of Directors of the Company as constituted at the relevant time.

2.4           “Board Approval Limit” means a predetermined Award level at which the independent directors of the Board approve Awards in accordance with Section 5.3(c).

2.5           “Bonus Bank” means a deferred payment arrangement established under Section 6.2.

2.6           “Bonus Pool” means an amount available for distribution to Participants who have been assigned an interest in the Bonus Pool (e.g. Market Value Potential bonus pool arrangement in effect as of the Effective Date). The amount of the Bonus Pool will be determined by the Committee based on the Performance Goals.

2.7           “Cause” means termination for reasons described in Section 6.3.

2.8           “Code” means the Internal Revenue Code of 1986, as amended.

2.9           “Committee” means the Executive Resources Committee of the Board, as constituted at the relevant time, which shall consist of two or more “outside directors” within the meaning of Section 162(m) of the Code who are not eligible for participation in the Plan.

2.10         “Company” means RLI Corp., an Illinois corporation.

2.11         “Disability or Disabled,” with respect to a Participant, means that the Participant satisfies the requirements to receive long-term disability benefits under the Company-sponsored group long-term disability plan in which the Participant participates without regard to any waiting periods, or that the Participant has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits. A Participant shall not be considered to be “Disabled” unless the Participant furnishes proof of the Disability to the Company in such form and manner as the Company may require.

2.12         “Eligible Employee,” for any Performance Period, means a 162(m) Employee and such other employees of the Company and its Affiliates as may be designated to participate in the Plan for such Performance Period. An employee who is designated as eligible to participate in the Plan for a particular Performance Period is not necessarily eligible to participate in the Plan for any other Performance Period.

2.13         “Effective Date” means January 1, 2006.

2.14         “Fiscal Year” means the calendar year.

2.15         “Normal Retirement Date,” of a Participant, means the date on which the Participant has attained both (i) combined age and years of service with the Company of seventy-five and (ii)  and at least 10 years of service. For this purpose, Company service will be based only on Participant’s actual service with the Company (and not any other employer that may be acquired by the Company with respect to service prior to the acquisition) and shall be calculated based on the number of whole employment years the Participant has completed from the date of Participant’s initial employment with the Company. No credit shall be given for fractional years of service.

2.16         “162(m) Employee,” for any Fiscal Year, means an employee of the Company who, as of the close of the Fiscal Year, is:  (a) the CEO (or an individual acting in such capacity); or (b) among the four highest compensated officers of the Company (other than the CEO). Whether an employee is the CEO or one of the four highest compensated officers of the Company is determined pursuant to the executive compensation rules of the Securities Exchange Act of 1934 and regulations under Code Section 162(m).

2.17         “Participant,” for any Performance Period, means an Eligible Employee who has commenced participating in the Plan for such Performance Period.

2.18         “Performance Goals,” of a Participant for a Performance Period, are the goals established for the

Performance Period, the achievement of which is a condition for receiving an Award under the Plan.

In the case of a Participant who is a 162(m) Employee, all Performance Goals must be pre-established by the Committee, must be objective, and must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable if the goal is attained. A Performance Goal is considered “pre-established” for purposes of this paragraph if it is established in writing by the Committee no later than 90 days after the commencement of a Performance Period, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal. However, in no event will a Performance Goal be considered to be pre-established if it is established after 25 percent of a Performance Period has elapsed. A Performance Goal is considered “objective” if a third party having knowledge of the relevant facts could determine whether the goal is met. A formula or standard is considered “objective” if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. A Performance Goal may be adjusted in accordance with Code Section 162(m) during a Performance Period to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances as determined by the Committee or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges.

Performance Goals may be based on one or more of the following criteria and may be based on attainment of a particular level of, or on a positive change in, a factor:  revenue, revenue per employee, earnings before income tax (profit before taxes), earnings before interest and income tax, net earnings (profit after taxes), earnings per employee, earnings per share, operating income, total shareholder return, market share, return on equity, before-tax return on net assets, after-tax return on net assets, economic value added (economic profit), market value potential, and underwriting profit. Such criteria may relate to one or any combination of two or more of Company, Affiliate, division or individual performance.

2.19         “Performance Period” means, generally, the Fiscal Year. However, the Committee may, at its discretion, designate a shorter or longer Performance Period.

2.20         “Plan Administrative Committee” means the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Vice President, Human Resources of the Company or such other officers as the Committee may designate from time to time.

2.21         “Retirement,” of a Participant, means the Participant’s termination of employment with the Company and all Affiliates on or after his Normal Retirement Date.

2.22         “Salary,” of a Participant for a Performance Period, means the annualized base compensation payable to a Participant determined by the salary rate in effect on the last day of the Performance Period. The salary rate shall be determined without regard to reductions or deferrals of compensation under qualified and nonqualified plan or welfare benefit plan. The salary rate shall be determined without regard to fringe benefits, bonuses or other payments in addition to Participant’s base compensation.

2.23         “Target Performance Award” means a dollar amount (which may be expressed as a percentage of Salary) established for a Participant if the Performance Goal for the Participant is achieved. The Target Performance Award may also state the maximum amount that may actually be paid to the Participant under Section 5.3 (which may be expressed as a percentage of Salary.)

III.           ADMINISTRATION

3.1           Duties of Committee. The Committee will administer the Plan. Any actions taken by the Committee shall be by a majority vote of all Committee members. The Committee may establish such rules and regulations as it deems necessary for the Plan and its interpretation. In addition, the Committee may make such determinations and take such actions in connection with the Plan as it deems necessary. Each determination made by the Committee in accordance with the provisions of the Plan will be final, binding and conclusive. The Committee may rely on the financial statements certified by the Company’s independent public accountants.

3.2           Duties of Plan Administrative Committee. Except as provided in Section 3.3, the Committee may delegate some or all of its administrative powers and responsibilities under the Plan to the Plan Administrative Committee. Unless the Committee determines otherwise, the Committee shall be treated as delegating its authority to the Plan Administrative Committee to the full extent permitted hereunder. The Plan Administrative Committee may make such determinations and take such actions within the scope of such delegation and as otherwise provided in the Plan, as it deems necessary. The Plan Administrative Committee may further delegate any duties delegated to it pursuant to this Section 3.2 to other officers or employees of the Company and any such delegation may allow for further delegation to other officers or employees. Each determination made by the Plan Administrative Committee, or its delegate, will be final, binding and conclusive. The Plan Administrative Committee and its delegates may rely on the financial statements certified by the Company’s independent public accountants. Notwithstanding any such delegation, the Committee may review and change any decision made by the Plan Administrative Committee or its delegate.

3.3           Committee’s Duties with Respect to 162(m) Employees and to Amend or Terminate Plan. Notwithstanding anything in the Plan to the contrary:  (a) the Committee shall have sole and exclusive authority to (i) establish the Performance Goals for all 162(m) Employees, (ii) determine and certify the achievement of the Performance Goals for all 162(m) Employees, (iii) decrease the amount of Awards payable to all 162(m) Employees pursuant to Section 5.2 and 5.3, and (iv) to modify, suspend, terminate or reinstate the Plan.

IV. ELIGIBILITY TO PARTICIPATE

Participation in the Plan is limited to Eligible Employees. An employee who is a 162(m) Employee for a Performance Period shall be eligible to participate in the Plan for the Performance Period. Prior to or within an administratively reasonable period of time following the beginning of a Performance Period, the Plan Administrative Committee or its delegate shall determine which other employees are Eligible Employees for the Performance Period. The Committee has final authority to approve or disapprove the selection of any Eligible Employee. An Eligible Employee (other than a 162(m) Employee) shall become a

Participant only upon his or her approval by the Plan Administrative Committee or its delegate and his or her compliance with such terms and conditions as the Committee or Plan Administrative Committee may from time to time establish for the implementation of the Plan.

V. CALCULATION OF AWARDS

A Participant’s Award for a Performance Period is determined as follows:

5.1           Establishing Performance Goals and Target Performance Awards and Board Approval Limits. Prior to the beginning of a Performance Period or as soon thereafter as administratively reasonable, but no later than the time permitted under Code Section 162(m), the Committee (in the case of Participants who are 162(m) Employees) and the Plan Administrative Committee, or its delegate, (in the case of all other Participants), shall establish the Performance Goal or Goals and each Participant’s Target Performance Award. Alternatively the Committee (in the case of Participants who are 162(m) Employees) and the Plan Administrative Committee, or its delegate (in the case of all other Participants), may establish a Bonus Pool for one or more Participants and assign Participants an interest in the Bonus Pool. In addition, the Committee shall establish a Board Approval Limit for each Award made to a 162(m) Employee.

5.2           Calculation of Awards. Following the close of a Performance Period, the Committee (in the case of the 162(m) Employees) and the Plan Administrative Committee (in the case of all other Participants) shall determine the actual Award payable to a Participant by (i) multiplying the percentage achievement of the Performance Goal against the Target Performance Award to determine the Participant’s Award for the Performance period or (ii) multiplying the Participant’s interest in any Bonus Pool by the final amount of the Bonus Pool. No Award will be paid to a Participant if the percentage achievement of a Performance Goal is below any minimum level of performance established for such Performance Goal. In no event shall the aggregate of all Award payments (including the amount of any Award credited to a Bonus Bank) with respect to a Participant in any Fiscal Year exceed $7,500,000.

5.3           Adjustments and Certifications of Awards. Once the determination in Section 5.2 is made, the Committee, in the case of a Participant who is a 162(m) Employee, and the Plan Administrative Committee or its delegate in all other cases, shall:

(a)           Review the amount of each Award and make any adjustments it, in its sole discretion, deems appropriate to the amount of the Award. In general, each Participant’s Award will be the amount pre-established (when the Performance Goals were established) for achievement of the Performance Goals at the achievement levels described in Section 5.1. However, at the discretion of the Plan Administrative Committee, this amount may be increased (except in the case of a Participant who is a 162(m) Employee) or decreased based upon such objective or subjective criteria as it deems appropriate. The Committee, in its discretion, may decrease (but not increase) the amount in the case of a 162(m) Employee based upon such objective or subjective criteria as it deems appropriate; and

(b)           In the case of a Participant who is a 162(m) Employee, the Committee shall certify the extent to which the Participant has satisfied each of his or her Performance Goals and all other material terms of an Award.

(c)           In the case of any Award subject to a Board Approval Limit, the independent directors serving on the Board may reduce the actual Award, but not below the Board Approval Limit established by the Committee.

VI. PAYMENT OF AWARDS

6.1           Timing of Award Payment. Except as provided in Section 6.2, a Participant’s Award for a Performance Period shall be paid in a cash lump sum to him or her no later than March 15 following the end of the Fiscal Year in which the Performance Period ends. A Participant who is also eligible to participate in the RLI Corp. Executive Deferred Compensation Plan may elect to defer some or all of any amount otherwise payable to him or her under this Section 6.1 to the extent permitted by such plan.

6.2           Bonus Bank. Immediately prior to the beginning of a Performance Period, the Committee may specify that a portion of an Award will be credited to a Bonus Bank. Any such Award will be in writing and shall specify a fixed schedule of payments and such other terms and conditions as the Committee or Plan Administrative Committee may choose. The terms of the Award may provide that amounts credited to the Bonus Bank may be reduced if Performance Goals in a subsequent Performance Period are not met. Amounts deposited to the Bonus Bank will be credited with interest equivalent to the interest rate on three-year U.S. Government Treasury Bills in effect at the beginning of the fiscal year.

6.3           Change in Employment Status During Performance Period. In general, in order to receive a payment a Participant must be employed by the Company or Affiliate on (i) the date of actual payment with respect to an Award that is not held under a Bonus Bank and (ii) the date of actual payouts from a Bonus Bank arrangement. If the Participant’s employment is terminated during a Performance Period due to his or her death, Retirement, or Disability, the Participant (or the Participant’s beneficiary in the case of the Participant’s death) will be entitled to receive a pro rata portion of the Award only if the Award expressly provides for such payment. If the Participant’s employment is terminated at a time when a Participant has a balance in a Bonus Bank due to his or her death or Disability, the Participant (or the Participant’s beneficiary in the case of the Participant’s death) will be entitled to receive a payment equal to the balance of the Bonus Bank adjusted for interest through the end of the preceding quarter within 30 days of termination. Notwithstanding anything in this Section 6.3 to the contrary, a Participant shall not be entitled to any Award for a Performance period if the Participant’s employment is terminated by the Company or Affiliate for “Cause” during the Performance Period. For these purposes, “Cause” shall mean the Participant’s:  (a) failure to comply with any material policies and procedures of the Company or Affiliate; (b) conduct reflecting dishonesty or disloyalty to the Company or Affiliate, or which may have a negative impact on the reputation of the Company or Affiliate; (c) commission of a felony, theft or fraud, or violations of law involving moral turpitude; (d) failure to perform the material duties of his or her employment; (e) excessive absenteeism; (f) unethical behavior; or (g) violation of a material policy of the

Company. If a Participant’s employment is terminated for “Cause,” the date on which the Participant’s employment is considered to be terminated, for purposes of this Section 6.3, shall be the time at which such Participant is instructed or notified to cease performing his or her job responsibilities for the Company or any Affiliate, whether or not for other reasons, such as payroll, benefits or compliance with legal procedures or requirements, he or she may still have other attributes of an employee.

6.4           Beneficiary. In the event that any amount becomes payable under the Plan by reason of the Participant’s death, such amount shall be paid to the same beneficiary or beneficiaries (and in the same proportions) as last designated by the Participant to receive benefits under the Company basic life insurance plan upon the Participant’s death. Such amount shall be paid to the beneficiary or beneficiaries at the same time such amount would have been paid to the Participant had he or she survived. In order for such designation to be valid for purposes of the Plan, it must be completed and filed with the Company according to the rules established by the Company for the Company basic life insurance plan. If the Participant has not completed a beneficiary designation for the Company basic life insurance plan, or all such beneficiaries have predeceased the Participant, then any amount that becomes payable under the Plan by reason of the Participant’s death shall be paid to the personal representative of the Participant’s estate. If there is any question as to the legal right of any person to receive a distribution under the Plan by reason of the Participant’s death, the amount in question may, at the discretion of the Committee, be paid to the personal representative of the Participant’s estate, in which event the Company shall have no further liability to anyone with respect to such amount.

6.5           Forfeiture. All Awards paid to the Chief Executive Officer and Chief Financial Officer of the Company under this Plan are subject to forfeiture as provided in Section 304 of the Sarbanes-Oxley Act of 2002, and the implementing rules and regulations.

VII. MISCELLANEOUS

7.1           No Guaranty of Employment. Neither the adoption nor maintenance of the Plan, the designation of an employee as an Eligible Employee, the setting of Performance Goals,

nor the provision of any Award under the Plan shall be deemed to be a contract of employment between the Company or an Affiliate and any employee. Nothing contained in the Plan shall give any employee the right to be retained in the employ of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discharge any employee at any time, nor shall it give the Company or an Affiliate the right to require any employee to remain in its employ or to interfere with the employee’s right to terminate his or her employment at any time.

7.2           Release. Any payment of an Award to or for the benefit of a Participant or beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder shall be in full satisfaction of all claims against the Company for payments under the Plan to the extent of such payment.

7.3           Notices. Any notice provided by the Company under the Plan may be posted to a Company-designated website.

7.4           Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or beneficiary.

7.5           Plan is Unfunded. All Awards under the Plan shall be paid from the general assets of the Company. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on any Award prior to distribution to him or her, and the rights of a Participant or beneficiary to any payment to which he or she is otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

7.6           Tax Liability. The Company may withhold from any payment of Awards or other compensation payable to or on behalf of a Participant or beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes required to be withheld under applicable law.

7.7           Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

7.8           Invalidity of Certain Plan Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.

7.9           Venue. As a substantial portion of the duties and obligations of the parties created by the Plan will be performed in Peoria, Illinois, it shall be the sole and exclusive venue for any arbitration, litigation, special proceedings, or other proceedings between the parties in connection with the Plan.

7.10         Hold Harmless. A Participant shall hold the Company harmless from and pay any cost, expense or fee (not to exceed the bank balance) incurred by the Company with respect to any claim, due or demand asserted by any person, except the Company against any amounts due Participant under the Plan.

7.11         No Other Agreements. The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

7.12         Incapacity. In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s duly qualified guardian or other appointed legal representative.

7.13         Applicable Law. The Plan and all rights under it shall be governed by and construed according to the laws of the State of Illinois.

Date: February 9, 2006

RLI CORP.

By	/s/ Jonathan E. Michael
President & CEO